Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post Effective Amendment No. 1 to Registration Statement No. 333-93773 of Potash Corporation of Saskatchewan Inc. on Form S-8, as amended, of our report dated June 17, 2011, relating to the financial statements appearing in this Annual Report on Form 11-K of the PCS U.S. Employees’ Savings Plan for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP

Chicago, Illinois
June 17, 2011